Exhibit 99.1

Forge Global Announces Transitions to its Board of Directors

December 4, 2023 – SAN FRANCISCO – Forge Global Holdings, Inc. (“Forge”) (NYSE: FRGE), a leading provider of marketplace infrastructure, data services and technology solutions for private market participants, announced today the appointment of Eric Leupold to its board of directors, effective November 30, 2023. Mr. Leupold was also appointed to the board’s Audit Committee and Risk Committee.

"Eric has deep knowledge of and experience with Forge and our market, having served as a member of our board when we were a private company. During his prior tenure, he was a reliable and prudent advisor and demonstrated an authentic commitment to the success of our company through the countless hours he dedicated and the keen advice he gave," said Kelly Rodriques, CEO of Forge. “We’re thrilled to welcome Eric to the public board — joining recent board appointee Debra Chrapaty — and look forward to his continued direction and support of our company.”

Mr. Leupold has served as the Managing Director of the Cash Market division of Deutsche Börse AG since September 2021. He previously served in various other roles with Deutsche Börse AG for over 10 years, most recently as Head of Group Venture Portfolio Management from June 2019 to September 2021, Deputy Head of New Markets from August 2018 to May 2019, and Head of Pre-IPO and Capital Markets from April 2016 to August 2018. Mr. Leupold also served on the board of directors for Forge Global, Inc. from July 2021 until the closing of Forge’s business combination in March 2022. He received a degree in Economics and Informatics from the University of Applied Sciences Mittelhessen in 2009.

Forge also acknowledges today the upcoming board transitions later this month of Christoph Hansmeyer, who is leaving Deutsche Börse AG for an executive role, and Stephen George.

"We extend our deepest gratitude to both Christoph and Stephen and thank them for their service and commitment to our company as they move on to new opportunities. Christoph’s and Stephen’s advice and commitment — including in shepherding Forge through its transition to a public company — has benefited Forge immensely,” Mr. Rodriques said.

About Forge

Forge is a leading provider of marketplace infrastructure, data services and technology solutions for private market participants. Forge Securities is a registered broker-dealer and a Member of FINRA that operates an alternative trading system.

Contacts

Investors
Dominic Paschel
ir@forgeglobal.com

Press
Lindsay Riddell
press@forgeglobal.com

Source: Forge Global